STRATHY TOWNSHIP PROPERTY OPTION AGREEMENT

THIS AGREEMENT dated for reference August 6, 2006.

BETWEEN:

FREDERICK BLAKE, P.O. Box. 187, Temagami, Ontario, P0H 2H0;

("Blake")

OF THE FIRST PART

AND:

HERITAGE EXPLORATIONS, INC, a body corporate, duly incorporated under the laws of the State of Nevada and having its head office at Suite 510, 130 Brodie Street South, Thunder Bay, Ontario, P7E 6M3;

(“Heritage")

OF THE SECOND PART

W H E R E A S :

A.         Blake is the registered and beneficial owner of the two mineral property claims located in Strathy Township, Sudbury Mining Division, Ontario, which claim is more particularly described in Schedule "A" attached hereto which forms a material part hereof (collectively, the "Property");

B.   Blake has agreed to grant to Heritage the sole and exclusive right, privilege and option to explore the Property together with the sole and exclusive right, privilege and option to purchase the Property upon the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisos herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	OPTIONOR’S REPRESENTATIONS

1.1	Blake represents and warrants to Heritage that:

(a)	Blake is the registered and beneficial owner of the Property and holds the right to explore and develop the Property;

(b)
Blake holds the Property free and clear of all liens, charges and claims of others, and Blake has a free and unimpeded right of access to the Property and has use of the Property surface for the herein purposes;

(c)
The Property has been duly and validly located and recorded in a good and miner-like manner pursuant to the laws of the Province of Ontario and are in good standing in Ontario as of the date of this Agreement;

(d)
There are no adverse claims or challenges against or to the Blake's ownership of or title to the Property nor to the knowledge of Blake is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof;

(e)
Blake has the full right, authority and capacity to enter into this Agreement without first obtaining the consent of any other person or body corporate and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of any indenture, agreement or other instrument whatsoever to which Blake is a party or by which he is bound or to which he is subject; and

(f)
No proceedings are pending for, and Blake is unaware of any basis for, the institution of any proceedings which could lead to the placing of Blake in bankruptcy, or in any position similar to bankruptcy.

1.2                   The representations and warranties of Blake set out in paragraph 1.1 above form a part of this Agreement and are conditions upon which Heritage has relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by Heritage .

1.3                   Blake will indemnify Hertiage from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by Blake and contained in this Agreement.

1.4                   Blake acknowledges and agrees that Heritage has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement and that no information which is now known or which may hereafter become known to Heritage shall limit or extinguish the right to indemnity hereunder, and, in addition to any other remedies it may pursue, Heritage may deduct the amount of any such loss or damage from any amounts payable by it to Blake hereunder.

2.	HERITAGE'S REPRESENTATIONS

Heritage warrants and represents to Blake that it is a body corporate, duly incorporated under the laws of the State of Nevada with full power and absolute capacity to enter into this Agreement and that the terms of this Agreement have been authorized by all necessary corporate acts and deeds in order to give effect to the terms hereof.

3.	GRANT OF OPTION

Blake hereby gives and grants to Heritage the sole and exclusive right and option to acquire a l00% undivided right, title and interest in and to the Property (the "Option"), subject to a 3% net smelter returns royalty and a 2% gross overriding royalty on diamond production on the Property, as described respectively in Schedules B and C attached to this Agreement, by performing the acts and deeds and paying the sums provided for in paragraph 4.

4.	CONSIDERATION FOR THE GRANT OF OPTION

4.1                    In order to keep the Option in respect of the Property in good standing and in force and effect, Heritage shall be obligated to:

Cash Payment

(a)	Pay to Blake a total of $40,000 as follows:

(i)	$2,500 immediately upon execution of this agreement by all parties;

(ii)	an additional $7,500 by January 6, 2008;

(iii)	an additional $10,000 by January 6, 2009; and

(iv)	an additional $20,000 by January 6, 2010.

Expenditure Commitments

(b)
Incur, or cause to be incurred, exploration work on the Property totalling at least $145,000 by January 6, 2011, which work shall be conducted by Heritage under the direction of a qualified geologist or project engineer, as follows:

(i)	$6,000 in expenditures on the Property by August 6, 2007. Heritage’s completion of these expenditures is mandatory;

(ii)	No less than a further $9,000 of expenditures to be incurred on the Property by January 6, 2008;

(iii)	No less than a further $25,000 of expenditures to be incurred on the Property by January 6, 2009;

(iv)	No less than a further $45,000 of expenditures to be incurred on the Property by January 6, 2010; and

(v)	No less than a further $60,000 of expenditures to be incurred on the Property by Janaury 6, 2011.

Assessment Work

(c)
Pay, or cause to be paid, to Blake, or on Blake's behalf, as Heritage may determine, all Property payments and assessment work required to keep the Property and this Option in good standing during the term of this Agreement.

4.3                   Heritage shall deliver all consideration due to the Blake under paragraph 4.1 directly in his name.

5.	PERIPHERAL INTEREST

Heritage agrees that any other right or interest acquired in any mineral property claim group within a two kilometer distance of the boundaries of the Property will form part of the Property for the purpose of this agreement. Any additional mineral property right or interest that Heritage may acquire shall be included under the provisions of paragraph 6.1.

6.	RIGHT TO ABANDON PROPERTY INTERESTS

6.1                   Should Heritage, in its sole discretion, determine that any part of the Property no longer warrants further exploration and development, then Heritage may abandon such interest or interests without affecting its rights or obligations under this Agreement, so long as Heritage provides Blake with 30 days notice of its intention to do so. Upon receipt of such notice, Blake may request Heritage to retransfer the title to such interest or interests to him, and Heritage hereby agrees to do so, and upon expiry of the 30 days, or upon the earlier transfer thereof, such interests shall cease to be part of the Claim for the purposes of this Agreement.

6.2                   Any Property that Heritage returns to Blake in accordance with paragraph 6.1 shall have a minimum of one year of assessment work credited against it at the time of return.

7.	TERMINATION OF OPTION

7.1                   Subject to paragraph 7.2, the Option shall terminate if Heritage fails to make the required cash payments, advance royalty payments or, fails to complete the required assessment work in accordance with paragraph 4.1 herein within the time periods specified therein.

7.2                   If Heritage shall be in default of any requirement set forth in paragraph 4.1 herein, Blake shall give written notice to Heritage specifying the default and Heritage shall not lose any rights granted under this Agreement, unless within 30 days after the giving of notice of default by Blake, Heritage has failed to take reasonable steps to cure the default by the appropriate performance.

7.3                   If the Option is terminated in accordance with paragraphs 7.1 and 7.2 herein, Heritage shall have no interest in or to the Property, and all share issuances, expenditures and payments made by Heritage to or on behalf of Blake under this Agreement shall be non-refundable by Blake to Heritage for which Heritage shall have no recourse. Within 60 days of such termination, Heritage shall transfer the Property back to Blake, failing which, Blake shall have the right to act as attorney for Heritage for the purpose of such transfer.

8.	ACQUISITION OF INTERESTS IN THE PROPERTY

At such time as Heritage has made the required cash payments and exploration expenditures in accordance with paragraph 4.1 herein, within the time periods specified therein, then the Option shall be deemed to have been exercised by Heritage, and Heritage shall have thereby, without any further act, acquired an undivided 100% interest in and to the Property.

9.	RIGHT OF ENTRY

For so long as the Option continues in full force and effect, Heritage, its employees, agents, permitted assigns and independent contractors shall have the sole and exclusive right and option to:

(a)	enter upon the Property;

(b)	have exclusive and quiet possession of the Property;

(c)	incur expenditure;

(d)	bring upon and erect upon the Property such mining facilities as Heritage may consider advisable; and

(e)	remove from the Property and sell or otherwise dispose of mineral products.

10.	NET SMELTER RETURNS ROYALTY

10.1                 On the date Heritage commences commercial production on the Property, Blake shall be entitled to receive and Heritage shall pay to Blake 3% of net smelter returns. "Commercial production" shall not include milling of ores for the purpose of testing or milling by a pilot plant or milling during an initial tune-up period of a plant.

10.2                 Heritage shall be under no obligation whatsoever to place the Property into commercial production and in the event they are placed into commercial production, Heritage shall have the right, at any time, to curtail or suspend such production as it, in its absolute discretion, may determine.

10.2                 Heritage shall be entitled to, but under no obligation whatsoever, purchase up to 2% of the 3% of net smelter returns held by Blake at a rate of $500,000 per 0.5% of net smelter return.

11.	OPERATOR

11.1                 After the execution of this Agreement, Heritage, or at Heritage's option, its respective associate or nominee or such other unrelated entity as it may determine, will act as the operator of the Property under this Agreement. Heriatge, if operator, may resign as the operator at any time by giving 30 calendar days prior written notice to Blake, and within such 30 day period, Heritage may appoint another party who covenants to act as the operator of the Property upon such terms as Heritage sees fit.

11.2                 Notwithstanding paragraph 11.1, Blake shall have the right to conduct and supervise all of Heritage’s exploration and development work on the Property and to be compensated at competitive industry rates.

12.	POWER AND AUTHORITY OF THE OPERATOR

12.1                 After the execution of this Agreement, the Operator shall have full right, power and authority to do everything necessary or desirable in connection with the exploration and development of the Property and to determine the manner of operation of the Property as a mine.

12.2                 Where possible, the Operator shall insure that all field work is conducted, and that all assay and work program results are verified, by a third party independent from Heritage.

13.	REGISTRATION OF PROPERTY INTERESTS

Upon the request of Heritage, Blake shall assist Heritage to record this Agreement with the appropriate mining recorder and, when required, Blake shall further provide Heritage with such recordable documents as Heritage and its counsel shall require to record its due interest in respect of the Property.

14.	FURTHER ASSURANCES

The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Agreement.

15.	FORCE MAJEURE

If Heritage is prevented from or delayed in complying with any provisions of this Agreement by reasons of strikes, labour disputes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of Heritage, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay, and Heritage, insofar as is possible, shall promptly give written notice to Blake of the particulars of the reasons for any prevention or delay under this section, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to Blake as soon as such cause ceases to exist.

16.	CONFIDENTIAL INFORMATION

No information furnished by Heritage to Blake hereunder in respect of the activities carried out on the Property by Blake, or related to the sale of mineral products derived from the Property, shall be published by Blake without the prior written consent of Heritage, but such consent in respect of the reporting of factual data shall not be unreasonably withheld. Blake, shall be entitled to copies of all exploration work and development data that Heritage may acquire in conducting work on the Property, in written and electronic format, to be provided as the data is generated

17.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of this Agreement.

18.	NOTICE

18.1                 Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered, or if mailed by registered mail, in the case of Blake addressed to him as follows:

FREDERICK BLAKE
P.O. Box 187
Temagami, Ontario
P0H 2H0

and in the case of Heritage addressed as follows:

HERITAGE EXPLORATIONS, INC.
Suite 510, 130 Brodie Street South,
Thunder Bay, Ontario
P7E 6M3

Attention: Terry Desjardins, President

and any notice given as aforesaid shall be deemed to have been given, if delivered, when delivered, or if mailed by registered mail, on the fourth business day after the date of mailing thereof.

18.2                  Either party hereto may from time to time by notice in writing change its address for the purpose of this section.

19.	OPTION ONLY

Until the Option is exercised, this is an option only and except as specifically provided otherwise, nothing herein contained shall be construed as obligating Heritage to do any acts or make any payments hereunder and any acts or payments made hereunder shall not be construed as obligating Heritage to do any further acts or make any further payments.

20.	RELATIONSHIP OF PARTIES

Nothing contained in this Agreement shall, except to the extent specifically authorized hereunder, be deemed to constitute either party hereto a partner, agent or legal representative of the other party.

21.	TIME OF ESSENCE

Time shall be of the essence of this Agreement.

22.	TITLES

The titles to the respective sections hereof shall not be deemed a part of this Agreement but shall be regarded as having been used for convenience only.

23.	CURRENCY

All funds referred to under the terms of this Agreement shall be funds designated in the lawful currency of the United Stares of America.

24.	SEVERABILITY

In the event that any of the paragraphs contained in this Agreement, or any portion of thereof, is unenforceable or is declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining terms or portions thereof contained in this Agreement and such unenforceable or invalid paragraph, or portion thereof, shall be severable from the remainder of the Agreement.

25.	APPLICABLE LAW

The situs of the Agreement is Thunder Bay, Ontario, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of Ontario.

26.	ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

HERITAGE EXPLORATIONS, INC.

per:

___________________________	___________________________
Frederick Blake	President

SCHEDULE "A"

TO THAT CERTAIN AGREEMENT MADE AS OF AUGUST 6, 2006 BETWEEN
FREDERICK BLAKE AND HERITAGE EXPLORATIONS, INC.

The Strathy Township property consists of a total of 2 claim units located in the Sudbury Mining Division, Canada with the following record number and area:

Township	Recording Date	Record No.	Acreage

Strathy	January 9, 1992	1118436	40

Strathy	January 9, 1992	1179062	40

SCHEDULE “B”

TO THAT CERTAIN AGREEMENT MADE AS OF AUGUST 6, 2006 BETWEEN
FREDERICK BLAKE AND HERITAGE EXPLORATIONS, INC.

DEFINITION OF GROSS OVERRIDING ROYALTY (“GORR”)

(All capitalized terms used herein shall have the definitions contained in the Agreement, unless otherwise specified.)

Pursuant to the Agreement to which this Appendix is attached, Blake is entitled to a royalty (the “GORR”) equal to 2% of the Average Appraised Value (as hereinafter defined) of all gem and industrial diamonds recovered, sorted and graded from the Property (the “Diamonds”), free and clear of all costs of development and operations.

“Average Appraised Value” means the average of the valuations in Canadian dollars of the Diamonds determined by two independent graders, one appointed by Heritage and one appointed by Blake. Such independent graders shall be duly qualified and accredited, and shall sort, grade and value the Diamonds in accordance with industry standards, having regard to, but without limiting the generality of the foregoing, the commercial demand for the Diamonds. Each independent valuator shall value each particular classification of the Diamonds in accordance with the industry pricebooks, standards and formulas. The parties acknowledge that the intention is that the GORR is to be paid to Blake on this basis, regardless of the price or proceeds actually received by Heritage for or in connection with the Diamonds or the manner in which a sale of the Diamonds to a third party is made, and without deduction.

Heritage will calculate and pay the GORR to Blake within 30 days of the end of each calendar quarter, based on all Diamonds from the Property which were graded in such calendar quarter.

Blake shall not be entitled to participate in the profits or be obligated to share in any losses generated by the Purchaser’s actual marketing or sales practices.

Blake shall also at his election have the right to take their GORR in kind.

SCHEDULE “C”

TO THAT CERTAIN AGREEMENT MADE AS OF AUGUST 6, 2006 BETWEEN
FREDERICK BLAKE AND HERITAGE EXPLORATIONS, INC.

NET SMELTER RETURNS

1.                      In the Agreement, “Net Smelter Returns” means the net amount of money received by Heritage for its own account from the sale of ore, or ore concentrates or any other products from the Property to a smelter or other ore buyer after deduction of smelter and /or refining charges, ore treatment charges, penalties and any and all charges made by the purchaser of ore or concentrates, less any and all transportation costs which may be incurred in connection with the transportation of ore or concentrates.

2.                     Payment of Net Smelter Returns by Heritage to Blake shall be made quarterly within 45 days after the end of each fiscal quarter of Heritage and shall be accompanied by unaudited financial statements pertaining to the operations carried out by Heritage on the Property. Within 120 days after the end of each fiscal year of Heritage in which Net Smelter Returns are payable to Blake, the records relating to the calculation of Net Smelter Returns for such year shall be audited and any resulting adjustments in the payment of Net Smelter Returns payable to Blake shall be made forthwith. A copy of the said audit shall be delivered to Blake within 30 days of the end of such 120-day period.

3.                     Each annual audit shall be final and not subject to adjustment unless Blake delivers to Heritage written exceptions in reasonable detail within one month after Blake receives the report. Blake, or his representative duly authorized in writing, at his expense, shall have the right to audit the books and records of Heritage related to Net Smelter Returns to determine the accuracy of the report, but shall not have access to any other books and records of Heritage. The audit shall be conducted by a chartered or certified public accountant of recognized standing. Heritage shall have the right to condition access to its books and records on execution of a written agreement by the auditor that all information will be held in confidence and used solely for purposes of audit and resolution of any disputes related to the report. A copy of Blake’s report shall be delivered to Heritage and the amount which should have been paid according to Blake’s report shall be paid forthwith. In the event that the said discrepancy is to the detriment of Blake and exceeds 5% of the amount actually paid by Heritage, then Heritage shall pay the entire cost of the audit.

4.                      In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by Heritage, charges, costs and penalties with respect to such operations, excluding transportation, shall mean reasonable charges, costs and penalties for such operations but not in excess of the amounts that Heriatge would have incurred if such operations were carried out at facilities not owned or controlled by Heritage then offering comparable custom services.

5.                     Blake shall at his election have the right to take their Net Smelter Return as it may pertain to precious metals defined as gold and platinum group elements in kind.